Exhibit 4.3

CERTIFICATE OF LIMITED PARTNERSHIP

OF

INVITATION HOMES OPERATING PARTNERSHIP LP

This Certificate of Limited Partnership of Invitation Homes Operating Partnership LP (the “Partnership”), dated as of December 14, 2016, is being duly executed and filed by the undersigned, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.).

FIRST. The name of the limited partnership formed hereby is Invitation Homes Operating Partnership LP.

SECOND. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD. The name and address of the registered agent of the Partnership in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington. Delaware 19808.

FOURTH. The name and business address of the general partner of the Partnership is:

Invitation Homes OP GP LLC

c/o Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

INVITATION HOMES OP GP LLC as general partner

By:	/s/ Liuba Baban
Name: Liuba Baban
Title: Vice President, Assistant Secretary